                                 SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934

Filed by the Registrant     / /

Filed by a party other than the Registrant    /x/

      Check the appropriate box:

/ /   Preliminary Proxy Statement

/ /   Confidential, for Use of the Commission Only
           (as permitted by Rule 14a-6(e)(2))

/ /   Definitive Proxy Statement

/ /   Definitive Additional Materials

/x/   Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            NOONEY REALTY TRUST, INC.

                (Name of Registrant as Specified in Its Charter)

                            THE COMMITTEE TO INCREASE
                              SHAREHOLDER VALUE AT
                               NOONEY REALTY TRUST

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/x/   No fee required

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)    Title of each class of securities to which transaction applies:

      (2)    Aggregate number of securities to which transactions applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

      (4)    Proposed maximum aggregate value of transaction:

      (5)    Total Fee paid:

/ /   Fee paid previously with preliminary materials

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1)      Amount previously paid:

         (2)      Form, Schedule or Registration Statement No.:

         (3)      Filing party:

         (4)      Date filed:

                 The Committee to Increase Shareholder Value at
                            Nooney Realty Trust, Inc.
                              1100 Main, Suite 2100
                              Kansas City, MO 64105

                                    IMPORTANT

                                                                  June 5, 1997

Dear Fellow Nooney Shareholders:

                             STOP -- LOOK -- LISTEN

      o STOP - When you receive your Nooney Realty Trust, Inc. proxy materials, STOP and read them carefully. DO NOT sign and return management's white proxy card;

      o LOOK - In a few days, LOOK for additional proxy material from the Committee to Increase Shareholder Value. The Committee's proxy material will contain a GREEN proxy card; and

      o LISTEN - Please LISTEN to what we have to say about the dismal performance of Nooney and how the Committee intends to restore the value of your investment.

         This year you will have an unusual opportunity, to take positive steps toward enhancing the value of your investment in Nooney Realty Trust, Inc. You will be able to select a NEW Board of Directors and slightly modify the Trust's Bylaws to allow the NEW Board to grow your Trust's assets.

         The Committee's materials will explain why you should reject the current Board's unnecessary, additional changes to Article VI of the Bylaws of our Trust. We will also ask for your support in defeating another management proposal that radically changes Article VIII of the Trust's Bylaws. This management proposal attempts to absolve the Board from accountability for serious, past and on going violations of the Bylaws and which, in our opinion, could have jeopardized and could continue to jeopardize the Trust's ability to maintain its favorable tax status as a Real Estate Investment Trust (REIT).

         The Committee believes it has the formula for a successful future for Nooney. The Committee is headed by Mr. David L. Johnson, CPA, Chairman and Chief Executive Officer of Maxus Properties, Inc., which specializes in commercial property management for affiliates owners. Collectively, the Committee's Board nominees directly and indirectly own more than 40,000 shares of Nooney Realty Trust, Inc.

         Again, please STOP, LOOK and LISTEN before you cast your vote. By executing the Committee's GREEN proxy card after you have had the chance to thoroughly review all proxy materials, you will help bring about positive change to our Trust which, we are sure you will agree, is long overdue.

                                           Sincerely,


                                           /s/David L. Johnson
                                           David L. Johnson, CPA
                                           For the Committee

PS Because management has tried repeatedly to thwart our ability to communicate with our fellow shareholders we have engaged D.F. King & Co., Inc., a proxy solicitation firm. Please call them, toll free, at 1-800-326-3066 for any assistance in voting your shares.